Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 1, 2022, Viasat, Inc. (the Company or Viasat) entered into an Asset Purchase Agreement (the Link-16 Purchase Agreement) to sell certain assets and assign certain liabilities comprising its Link-16 Tactical Data Links business (the Link-16 TDL Business) to L3Harris Technologies, Inc. (L3Harris) in exchange for approximately $1.96 billion in cash (subject to certain adjustments), on and subject to the terms and conditions set forth therein (the Link-16 TDL Sale). On January 3, 2023, Viasat completed the sale of its Link-16 TDL Business to L3Harris for cash proceeds of approximately $1.9 billion, net of estimated transaction costs. The net cash proceeds ultimately recognized will change based on adjustments to estimated transaction costs and post-closing purchase price adjustments under the Link-16 Purchase Agreement.

In connection with the closing of the Link-16 TDL Sale, the Company and L3Harris have entered into certain ancillary commercial agreements, including certain license agreements for the cross-licensing by each party of certain intellectual property rights relating to the Link-16 TDL Business and the Company’s retained businesses, a supply agreement with respect to the supply of certain Link-16 and related products following the closing, and certain services agreements for the provision of certain services to support the transition of the Link-16 TDL Business following the closing, in each case subject to the terms and conditions set forth therein. The impact of the services agreements on the Company’s financial results is not expected to be significant.

The Link-16 TDL Sale is considered a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and such unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the Link-16 TDL Sale met the held-for-sale and discontinued operations accounting criteria at the end of the second quarter of fiscal year 2023, in accordance with the authoritative guidance for discontinued operations (Accounting Standards Codification (ASC) 205-20).

The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022, and for the fiscal years ended March 31, 2022, 2021 and 2020 give effect to the Link-16 TDL Sale as if it had occurred on April 1, 2019. The Link-16 TDL Business was classified as a discontinued operation within Viasat’s historical condensed consolidated statement of operations for the six months ended September 30, 2022, and as a result a discontinued operations adjustment was not needed to determine pro forma continuing operations for the six months ended September 30, 2022. The unaudited pro forma condensed combined balance sheet gives effect to the Link-16 TDL Sale as if it had occurred on September 30, 2022.

In addition, on November 8, 2021, the Company entered into a Share Purchase Agreement (the Inmarsat Purchase Agreement), which provides for, among other things, the acquisition of all of the issued and outstanding ordinary shares of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (Inmarsat Holdings), for consideration comprising $850.0 million in cash, subject to adjustments (including a reduction of $299.3 million as a result of the dividend paid by Inmarsat Holdings in April 2022), and approximately 46.36 million shares of Viasat common stock (the Inmarsat Transaction). Since the Inmarsat Transaction has not yet closed and it is deemed to be a probable material acquisition, the accompanying unaudited pro forma condensed combined financial statements as of and for the six months ended September 30, 2022 and fiscal year ended March 31, 2022 reflect the impact of this acquisition.

Viasat and Inmarsat Holdings have different fiscal years. Viasat’s fiscal year ends on March 31, while Inmarsat Holdings’ fiscal year ends on December 31. Given that the fiscal year end of Inmarsat Holdings is within one quarter of Viasat’s fiscal year end, in accordance with Article 11 of Regulation S-X, the historical financial statements of each entity for its most recent fiscal year have been combined without any conforming adjustments with respect to the difference in fiscal periods. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2022 combines the historical unaudited condensed consolidated statement of operations and comprehensive income of Viasat for the six months ended September 30, 2022 with the historical unaudited condensed combined statement of income of Inmarsat Holdings for the six-month period ended September 30, 2022. Inmarsat Holdings’ results for the six-month period ended September 30, 2022 were derived by subtracting Inmarsat Holdings’ historical results of operations for the three months ended March 31, 2022 from its historical results of operations for the nine-month period ended September 30, 2022, each as extracted from Inmarsat Holdings’ accounting records for the respective periods which have not been subject to audit or review. Accordingly, both the annual and the interim unaudited pro forma condensed combined statements of operations exclude Inmarsat Holdings’ revenue and net loss for the three months ended March 31, 2022 of $348.0 million and $3.3 million, respectively.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•

The historical audited consolidated financial statements of Viasat for the fiscal years ended March 31, 2022, 2021, and 2020, and the related notes, included in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022;

•

The historical unaudited condensed consolidated financial statements of Viasat as of and for the six months ended September 30, 2022, and the related notes, included in Viasat’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022; and

•	The historical audited consolidated financial statements of Inmarsat Holdings for the fiscal year ended December 31, 2021 and the related notes.

The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022, and the fiscal year ended March 31, 2022, give effect to the following:

•	Link-16 TDL Sale adjustments:

•	The elimination of the historical financial results directly attributable to the Link-16 TDL Business for the fiscal year ended March 31, 2022;

•

The reduction in net interest expense due to the assumed voluntary repayment in full of the borrowings under Viasat’s revolving credit facility with a portion of the proceeds from the Link-16 TDL Sale; and

•	The effect of the above adjustments on income tax.

•

Certain adjustments and reclassifications to conform the historical financial information of Inmarsat Holdings from International Financial Reporting Standards (IFRS) to accounting principles generally accepted in the United States of America (US GAAP) and the effect of these adjustments on income tax, as well as reclassification to conform the historical financial information of Inmarsat Holdings to Viasat’s presentation.

•	Inmarsat Transaction transaction accounting adjustments:

•

The acquisition of Inmarsat Holdings by Viasat, including application of the acquisition method of accounting in connection with the Inmarsat Transaction, such as changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values, including values assigned to previously unrecognized intangible assets and related changes in amortization expenses;

•	Transaction costs and fees in connection with the Inmarsat Transaction; and

•	The effect of the above adjustments on income tax.

•	Financing and other adjustments related to probable transactions considered to be material to investors:

•

The incurrence of an additional $1.3 billion of indebtedness under the financing commitments obtained in connection with the Inmarsat Transaction to fund the cash porti on of the purchase price and related fees and expenses, which for purposes of the unaudited pro forma condensed combined financial statements only, Viasat has assumed will comprise $700.0 million of additional term loan debt and $600.0 million of additional unsecured senior notes; however, the total amount and mix of indebtedness incurred under these commitments may change;

•	The related debt issuance costs and interest expense; and

•	The effect of the above adjustments on income tax.

The unaudited pro forma condensed combined statements of operations for the fiscal years ended March 31, 2021, and March 31, 2020, give effect to the following:

•	The elimination of the historical financial results directly attributable to the Link-16 TDL Business, and the related effect on income tax.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022, gives effect to the following:

•	Link-16 TDL Sale adjustments:

•	Cash proceeds from the Link-16 TDL Sale, net of estimated transaction-related costs and fees;

•	The derecognition of the current assets and current liabilities of discontinued operations;

•	The assumed voluntary repayment in full of the borrowings under the Company’s revolving credit facility with a portion of the cash proceeds from the Link-16 TDL Sale;

•	The recognition of a gain on sale in retained earnings as if the Link-16 TDL Sale had occurred on September 30, 2022; and

•	The effect of the above adjustments on income tax.

•

Certain adjustments and reclassifications to conform the historical financial information of Inmarsat Holdings from IFRS to US GAAP as well as reclassification to conform the historical financial information of Inmarsat Holdings to Viasat’s presentation.

•	Inmarsat Transaction transaction accounting adjustments:

•

The acquisition of Inmarsat Holdings by Viasat, including application of the acquisition method of accounting in connection with the Inmarsat Transaction, such as changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values; and

•	Transaction costs and fees in connection with the Inmarsat Transaction.

•	Inmarsat Transaction financing and other adjustments related to probable transactions considered to be material to investors:

•

The incurrence of $1.3 billion of indebtedness under the financing commitments obtained in connection with the Inmarsat Transaction to fund the cash portion of the purchase price and related fees and expenses, which for purposes of the unaudited pro forma condensed combined financial statements only, Viasat has assumed will comprise $700.0 million of additional term loan debt and $600.0 million of additional unsecured senior notes; however, the total amount and mix of indebtedness incurred under these commitments may change;

•	The related debt issuance costs; and

•	The effect of the above adjustments on income tax.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting for business combinations in accordance with US GAAP, with Viasat considered the acquirer of Inmarsat Holdings for accounting purposes.

The closing of the Inmarsat Transaction is subject to customary closing conditions, including receipt of regulatory approvals and clearances, and there can be no assurance that the Inmarsat Transaction will occur on or before a certain time, or at all. Viasat has obtained financing commitments for an additional $1.6 billion of new debt facilities in connection with the Inmarsat Transaction (which may be secured and/or unsecured). However, Viasat expects that the actual amount of indebtedness incurred under these commitments will be lower in light of the $299.3 million reduction in the cash purchase price payable in the Inmarsat Transaction. Viasat also plans to assume $2.1 billion in principal amount of Inmarsat Holdings and its subsidiaries’ (Inmarsat Group) senior secured bonds and the outstanding indebtedness under Inmarsat Group’s $2.4 billion senior secured credit facilities (of which $1.7 billion in aggregate principal amount was outstanding as of September 30, 2022).

The unaudited pro forma condensed combined financial information set forth below has been prepared for illustrative purposes only. The unaudited pro forma condensed combined financial information set forth below contains adjustments that are based on preliminary estimates, many of which are inherently uncertain. The Company believes that some of these estimates are likely to change, and could change materially, between the date of this Current Report on Form 8-K and the closing date of the Inmarsat Transaction. The actual results reported in periods following the date of this Current Report on Form 8-K and the closing of the Link-16 TDL Sale may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to: differences between the assumptions used to prepare these unaudited pro forma condensed combined financial statements and actual amounts, preliminary allocation of the total estimated purchase price, cost savings from operating efficiencies, differences resulting from potential synergies, the impact of the incremental costs incurred in integrating the Inmarsat Group’s business, or Viasat’s or Inmarsat Holdings’ results of operations, financial condition or other transactions or developments since September 30, 2022. In addition, before completion of the Inmarsat Transaction, there are certain limitations regarding what Viasat can learn about the Inmarsat Group. Until the Inmarsat Transaction is completed, Viasat will not have complete access to all relevant information. The assets and liabilities of the Inmarsat Group have been measured based on various preliminary estimates using assumptions that Viasat believes are reasonable based on information that is currently available. Accordingly, the following unaudited pro forma condensed combined financial information should not be considered illustrative of what the Company’s financial condition or results of operations would have been had the Inmarsat Transaction and the related financing for the Inmarsat Transaction been completed on the dates indicated in the unaudited pro forma condensed combined financial information and does not purport to project Viasat’s or Inmarsat Holdings’ future financial condition and results of operations after giving effect to these transactions. The Company therefore cautions you not to place undue reliance on the following unaudited pro forma condensed combined financial information.

Pursuant to the acquisition method of accounting, the total estimated purchase price for the Inmarsat Transaction has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at September 30, 2022. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the acquisition, the actual amounts recorded in connection with the acquisition, which will be based on the fair value of the assets acquired and liabilities assumed as of the date of the consummation of the Inmarsat Transaction, may differ materially from the information presented. Viasat has determined the preliminary fair value of the tangible and intangible assets at the unaudited pro forma condensed combined balance sheet date of September 30, 2022. These allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed. Additionally, the fair value of the tangible and intangible assets acquired and liabilities assumed may be materially impacted by the results of Inmarsat Holdings’ operations up to the closing date of the Inmarsat Transaction. Viasat expects that the strategic and financial benefits of the Inmarsat Transaction will result in potentially significant operating synergies and cost savings opportunities. However, given the preliminary nature of those operating synergies and cost savings, neither they, nor the costs of integration activities that could result from the Inmarsat Transaction, have been reflected in the following unaudited pro forma condensed combined statements of operations for either period. For a discussion of risks related to anticipated cost savings, see the risk factors set forth in the section entitled “Risk Factors— Additional Risks Related to the Inmarsat Transaction” in Viasat’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Unaudited Pro Forma Condensed Combined

Balance Sheet as of September 30, 2022

	Historical Sep. 30, 2022 Viasat	Link-16 TDL Sale (Note 2)					Historical	Inmarsat Transaction and Financing
(In thousands)		Transaction Accounting Adjustments		Use of Proceeds Adjustments		Pro Forma after the Link- 16 TDL Sale and Use of Proceeds	Sep. 30, 2022 Inmarsat Holdings After Reclassification (Note 1)	IFRS to US GAAP Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing And Other Adjustments (Note 6)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$149,172	$1,918,709	(1a)	$(210,000	)(1h)	$1,857,881	$305,500	$—		$(550,702	)(a)	$1,250,294	(1)	$2,862,973
Accounts receivable, net	320,249	—		—		320,249	232,400	—		—		—		552,649
Inventories	244,284	—		—		244,284	52,500	—		—		—		296,784
Prepaid expenses and other current assets	148,122	—		—		148,122	108,800	—		—		—		256,922
Current assets of discontinued operations	285,249	(285,249	)(1b)	—		—	—	—		—		—		—

Total current assets	1,147,076	1,633,460		(210,000)		2,570,536	699,200	—		(550,702)		1,250,294		3,969,328
Property, equipment and satellites, net	4,002,742	—		—		4,002,742	3,211,500	—		930,000	(b)	—		8,144,242
Operating lease right-of-use assets	317,921	—		—		317,921	27,300	—	(cc)	—		—		345,221
Other acquired intangible assets, net	211,273	—		—		211,273	1,917,100	—		382,900	(b)	—		2,511,273
Goodwill	162,003	—		—		162,003	868,400	—		(667,422	)(b)	—		362,981
Other assets	669,265	(232,160	)(1c)	—		437,105	113,100	—		—		1,482	(1)	551,687

Total assets	$6,510,280	$1,401,300		$(210,000)		$7,701,580	$6,836,600	$—		$94,776		$1,251,776		$15,884,732

Liabilities and equity
Current liabilities:
Accounts payable	$244,917	$—		$—		$244,917	$134,700	$—		$—		$—		$379,617
Accrued and other liabilities	452,644	85,774	(1d)	—		533,464	1,338,000	(34,300	)(bb)	142,868	(d)	—		1,322,032
		(4,954	)(1f)							(658,000	)(b)
Current portion of long-term debt	38,577	—		—		38,577	17,500	—		—		7,000	(2)	63,077
Current liabilities of discontinued operations	67,484	(67,484	)(1b)	—		—	—	—		—		—		—

Total current liabilities	803,622	13,336		—		816,958	1,490,200	(34,300)		(515,132)		7,000		1,764,726
Senior notes	1,687,705	—		—		1,687,705	2,065,200	—		(301,150	)(b)	587,506	(2)	4,039,261
Other long-term debt	959,274	—		(210,000	)(1h)	749,274	1,562,200	57,072	(aa)	(137,372	)(b)	657,270	(2)	2,888,444
Non-current operating lease liabilities	289,746	—		—		289,746	23,600	—	(cc)	—		—		313,346
Other liabilities	141,742	113,198	(1c)	—		254,940	820,300	34,300	(bb)	556,085	(b)	—		1,651,457
								(14,168	)(aa)

Total liabilities	3,882,089	126,534		(210,000)		3,798,623	5,961,500	42,904		(397,569)		1,251,776		10,657,234

Stockholders’ equity:
Common stock	8	—		—		8	2,350,000	—		(2,350,000	)(c)	—		13
										5	(a)
Paid-in capital	2,496,783	—		—		2,496,783	—	—		1,467,404	(a)	—		3,964,187
Retained earnings (accumulated deficit)	163,726	1,274,766	(1g)	—		1,438,492	(1,565,000)	(42,904	)(aa)	1,607,904	(c)	—		1,295,624
										(142,868	)(d)
Accumulated other comprehensive income (loss)	(63,957)	—		—		(63,957)	83,800	—		(83,800	)(c)	—		(63,957)

Total stockholders’ equity	2,596,560	1,274,766		—		3,871,326	868,800	(42,904)		498,645		—		5,195,867
Noncontrolling interest in subsidiary	31,631	—		—		31,631	6,300	—		(6,300	)(c)	—		31,631

Total equity	2,628,191	1,274,766		—		3,902,957	875,100	(42,904)		492,345		—		5,227,498

Total liabilities and equity	$6,510,280	$1,401,300		$(210,000)		$7,701,580	$6,836,600	$—		$94,776		$1,251,776		$15,884,732

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2022

	Historical Six Months Ended Sep. 30, 2022 Viasat	Link-16 TDL Sale		Historical Six Months Ended	Inmarsat Transaction and Financing
(In thousands, except per share data)		Use of Proceeds Adjustments (Note 2)		Sep. 30, 2022 Inmarsat Holdings After Reclassification (Note 1)	IFRS to US GAAP Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing And Other Adjustments (Note 6)		Pro Forma Combined
Revenues:
Product revenues	$424,106	$—		$30,900	$—		$—		$—		$455,006
Service revenues	804,011	—		699,500	—		—		—		1,503,511

Total revenues	1,228,117	—		730,400	—		—		—		1,958,517
Operating expenses:
Cost of product revenues	318,581	—		28,600	—		—		—		347,181
Cost of service revenues	536,000	—		338,300	—		33,215	(f)	—		907,515
Selling, general and administrative	348,816	—		110,600	769	(dd)	—		—		460,185
Independent research and development	67,181	—		7,200	—		—		—		74,381
Amortization of acquired intangible assets	14,902	—		122,600	—		(22,957	)(g)	—		114,545

Income (loss) from continuing operations	(57,363)	—		123,100	(769)		(10,258)		—		54,710
Interest income	6,932	—		1,900	—		—		—		8,832
Interest expense	(10,511)	92	(2b)	(94,800)	769	(dd)	(54,816	)(h)	(58,448	)(4)	(210,069)
					5,973	(ff)
					1,672	(ee)
Other income, net	1,098	—		—	—		—		—		1,098

Income (loss) from continuing operations before income taxes	(59,844)	92		30,200	7,645		(65,074)		(58,448)		(145,429)
(Provision for) benefit from income taxes from continuing operations	(52,503)	(23	)(2c)	(6,500)	(1,493	)(gg)	11,036	(k)	13,744	(5)	(37,411)
					(1,672	)(ee)
Equity in income (loss) of unconsolidated affiliate, net	(40)	—		4,600	—		—		—		4,560

Net income (loss) from continuing operations	(112,387)	69		28,300	4,480		(54,038)		(44,704)		(178,280)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	1,209	—		600	—		(600	)(i)	—		1,209

Net income (loss) attributable to Viasat, Inc.	$(113,596)	$69		$27,700	$4,480		$(53,438)		$(44,704)		$(179,489)

Basic net income (loss) per share attributable to Viasat, Inc. common stockholders	$(1.51)										$(1.48)
Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(1.51)										$(1.48)
Shares used in computing basic net income (loss) per share	75,313						46,364	(l)			121,677
Shares used in computing diluted net income (loss) per share*	75,313						46,364	(l)			121,677

*

As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2022

	Historical Year Ended March 31, 2022 Viasat	Link-16 TDL Sale (Note 2)				Historical	Inmarsat Transaction and Financing
(In thousands, except per share data)		Discontinued operations (2a)	Use of Proceeds Adjustments		Pro Forma after the Link-16 TDL Sale and Use of Proceeds	Year Ended Dec. 31, 2021 Inmarsat Holdings After Reclassification (Note 1)	IFRS to US GAAP Adjustments (Note 4)		Transaction Accounting Adjustments (Note 5)		Financing And Other Adjustments (Note 6)		Pro Forma Combined
Revenues:
Product revenues	$1,210,411	$(369,247)	$—		$841,164	$68,100	$—		$—		$—		$909,264
Service revenues	1,577,224	(21,863)	—		1,555,361	1,284,300	—		—		—		2,839,661

Total revenues	2,787,635	(391,110)	—		2,396,525	1,352,400	—		—		—		3,748,925
Operating expenses:
Cost of product revenues	914,323	(217,196)	—		697,127	66,400	—		—		—		763,527
Cost of service revenues	1,025,799	(14,232)	—		1,011,567	654,600	—		66,429	(f)	—		1,732,596
Selling, general and administrative	657,251	(16,409)	—		640,842	260,100	2,011	(dd)	142,868	(j)	—		1,045,821
Independent research and development	153,203	(3,729)	—		149,474	18,600	—		—		—		168,074
Amortization of acquired intangible assets	28,729	—	—		28,729	253,600	—		(54,314)	(g)	—		228,015

Income (loss) from continuing operations	8,330	(139,544)	—		(131,214)	99,100	(2,011)		(154,983)		—		(189,108)
Interest income	504	—	—		504	2,800	—		—		—		3,304
Interest expense	(29,391)	—	382	(2b)	(29,009)	(194,900)	10,567	(ff)	(109,631	)(h)	(134,026)	(4)	(449,109)
							2,011	(dd)
							5,879	(ee)
Other income, net	4,118	—	—		4,118	76,400	(76,400	)(ff)	—		—		4,118

Income (loss) from continuing operations before income taxes	(16,439)	(139,544)	382		(155,601)	(16,600)	(59,954)		(264,614)		(134,026)		(630,795)
(Provision for) benefit from income taxes from continuing operations	14,237	26,154	(96	)(2c)	40,295	(165,000)	16,458	(gg)	24,247	(k)	31,513	(5)	(58,366)
							(5,879	)(ee)
Equity in income (loss) of unconsolidated affiliate, net	(281)	—	—		(281)	5,100	—		—		—		4,819

Net income (loss) from continuing operations	(2,483)	(113,390)	286		(115,587)	(176,500)	(49,375)		(240,367)		(102,513)		(684,342)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	13,051	—	—		13,051	(600)	—		600	(i)	—		13,051

Net income (loss) from continuing operations attributable to Viasat, Inc.	$(15,534)	$(113,390)	$286		$(128,638)	$(175,900)	$(49,375)		$(240,967)		$(102,513)		$(697,393)

Basic net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(0.21)												$(5.82)
Diluted net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(0.21)												$(5.82)
Shares used in computing basic net income (loss) per share	73,397								46,364(l)				119,761
Shares used in computing diluted net income (loss) per share*	73,397								46,364(l)				119,761

*

As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2021

(In thousands, except per share data)	Historical Year Ended March 31, 2021 Viasat	Link-16 TDL Sale Discontinued Operations (Note 2) (2a)	Historical Year Ended March 31, 2021 Pro Forma after the Link-16 TDL Sale
Revenues:
Product revenues	$1,044,450	$(307,044)	$737,406
Service revenues	1,211,657	(30,347)	1,181,310

Total revenues	2,256,107	(337,391)	1,918,716
Operating expenses:
Cost of product revenues	774,893	(192,594)	582,299
Cost of service revenues	789,391	(18,025)	771,366
Selling, general and administrative	512,316	(15,157)	497,159
Independent research and development	115,792	(7,291)	108,501
Amortization of acquired intangible assets	5,482	—	5,482

Income (loss) from continuing operations	58,233	(104,324)	(46,091)
Interest income	440	—	440
Interest expense	(32,687)	—	(32,687)

Income (loss) from continuing operations before income taxes	25,986	(104,324)	(78,338)
(Provision for) benefit from income taxes from continuing operations	(9,441)	20,635	11,194
Equity in income (loss) of unconsolidated affiliate, net	556	—	556

Net income (loss) from continuing operations	17,101	(83,689)	(66,588)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	13,410	—	13,410

Net income (loss) from continuing operations attributable to Viasat, Inc.	$3,691	$(83,689)	$(79,998)

Basic net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$0.06		$(1.20)
Diluted net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$0.06		$(1.20)
Shares used in computing basic net income (loss) per share	66,444		66,444
Shares used in computing diluted net income (loss) per share*	67,020		66,444

*

As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2020

(In thousands, except per share data)	Historical Year Ended March 31, 2020 Viasat	Link-16 TDL Sale Discontinued Operations (Note 2) (2a)	Historical Year Ended March 31, 2020 Pro Forma after the Link-16 TDL Sale
Revenues:
Product revenues	$1,172,541	$(315,666)	$856,875
Service revenues	1,136,697	(24,877)	1,111,820

Total revenues	2,309,238	(340,543)	1,968,695
Operating expenses:
Cost of product revenues	845,757	(193,898)	651,859
Cost of service revenues	763,930	(13,058)	750,872
Selling, general and administrative	523,085	(14,408)	508,677
Independent research and development	130,434	(6,030)	124,404
Amortization of acquired intangible assets	7,611	—	7,611

Income (loss) from continuing operations	38,421	(113,149)	(74,728)
Interest income	1,648	—	1,648
Interest expense	(38,641)	—	(38,641)

Income (loss) from continuing operations before income taxes	1,428	(113,149)	(111,721)
(Provision for) benefit from income taxes from continuing operations	7,915	20,941	28,856
Equity in income (loss) of unconsolidated affiliate, net	4,470	—	4,470

Net income (loss) from continuing operations	13,813	(92,208)	(78,395)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	14,025	—	14,025

Net income (loss) from continuing operations attributable to Viasat, Inc.	$(212)	$(92,208)	$(92,420)

Basic net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(0.00)		$(1.50)
Diluted net income (loss) from continuing operations per share attributable to Viasat, Inc. common stockholders	$(0.00)		$(1.50)
Shares used in computing basic net income (loss) per share	61,632		61,632
Shares used in computing diluted net income (loss) per share*	61,632		61,632

*

As the pro forma financial information results in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

On October 1, 2022, Viasat entered into the Link-16 Purchase Agreement to sell certain assets and assign certain liabilities comprising its Link-16 TDL Business to L3Harris in exchange for approximately $1.96 billion in cash (subject to certain adjustments), on and subject to the terms and conditions set forth therein. On January 3, 2023, Viasat completed the sale of its Link-16 TDL Business to L3Harris for cash proceeds of approximately $1.9 billion, net of estimated transaction costs.

The sale of the Link-16 TDL Business is considered a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the Company prepared the accompanying unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” In addition, the Link-16 TDL Sale met the held-for-sale and discontinued operations accounting criteria at the end of the second quarter of fiscal year 2023, in accordance with ASC 205-20.

The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022, and for the fiscal years ended March 31, 2022, 2021 and 2020 give effect to the Link-16 TDL Sale as if it had occurred on April 1, 2019. The Link-16 TDL Business was classified as a discontinued operation within Viasat’s historical condensed consolidated statement of operations for the six months ended September 30, 2022, and as a result a discontinued operations adjustment was not needed to determine pro forma continuing operations for the six months ended September 30, 2022. The unaudited pro forma condensed combined balance sheet gives effect to the Link-16 TDL Sale as if it had occurred on September 30, 2022.

In addition, on November 8, 2021, Viasat entered into the Inmarsat Purchase Agreement in a transaction to be accounted for using the acquisition method of accounting with Viasat as the accounting acquirer. Pursuant to the terms of the Inmarsat Purchase Agreement, Viasat will acquire all of the shares of Inmarsat Holdings in exchange for total consideration valued (for purposes of the pro forma presentation) at approximately $2.0 billion (subject to certain adjustments). Assuming the acquisition of Inmarsat Holdings is consummated, in light of the $299.3 million reduction in the Inmarsat Transaction purchase price due to the dividend paid by Inmarsat Holdings to the sellers in April 2022, Viasat currently expects to pay approximately $550.7 million of the acquisition consideration in cash using cash on hand and borrowings under additional debt facilities. Viasat will pay the remaining acquisition consideration in approximately 46.36 million newly issued shares of Viasat common stock, valued at approximately $1.47 billion based on Viasat’s closing price per share as of December 30, 2022, used for the purposes of the pro forma presentation. Viasat’s board of directors has unanimously approved the Inmarsat Purchase Agreement and the proposed Inmarsat Transaction. Viasat’s stockholders approved the issuance of shares in the Inmarsat Transaction and an amendment to the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance at a special meeting held on June 21, 2022. The closing of the Inmarsat Transaction is subject to customary closing conditions, including the receipt of certain regulatory approvals and clearances. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2022, and for the fiscal year ended March 31, 2022, reflect the Inmarsat Transaction as if it had occurred on April 1, 2021. The unaudited pro forma condensed combined balance sheet gives effect to the Inmarsat Transaction as if it had occurred on September 30, 2022.

The historical financial information of Viasat is reported pursuant to US GAAP, while the historical financial information of Inmarsat Holdings is reported pursuant to IFRS. As discussed in Note 4, certain adjustments and reclassifications have been made to conform the historical financial information of Inmarsat Holdings from IFRS to US GAAP. Upon completion of the Inmarsat Transaction, Viasat will perform a detailed review of Inmarsat Holdings’ accounting policies. As a result of that review, Viasat may identify differences between the accounting policies of Viasat and Inmarsat Holdings that, when conformed, could have a material impact on the consolidated financial statements of the combined company. As of the date of this Current Report on Form 8-K, Viasat is not aware of any significant accounting policy differences. Further, there were no material intercompany transactions and balances between Viasat and Inmarsat Holdings as of and for the period ended September 30, 2022, and fiscal year ended March 31, 2022.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with the authoritative guidance for business combinations (ASC 805) based on the historical consolidated financial statements of Viasat and Inmarsat Holdings, with Viasat as the accounting acquirer. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their acquisition date fair value, while acquisition-related transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Transaction costs that have been already recognized in the historical financial statements of Viasat and Inmarsat Holdings have not been eliminated in the pro forma condensed combined financial statements. Viasat has made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change from the date of execution of the Inmarsat Purchase Agreement to the Inmarsat Transaction closing date through to the end of the purchase price allocation period (up to one year from the acquisition closing date) as Viasat finalizes the valuations of the net tangible assets, intangible assets and certain tax attributes acquired. In particular, the final valuations of identifiable intangible assets, property values and realization of net operating losses acquired may change significantly from Viasat’s preliminary estimates. These changes could result in material variances between Viasat’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Reclassifications of Inmarsat Holdings’ Historical Financial Statements

The following reclassifications have been made to the presentation of Inmarsat Holdings’ historical financial statements in order to conform to Viasat’s presentation:

Balance Sheet Reclassifications:

•

Trade and other receivables (current) of $302.8 million were reclassified to accounts receivable, net for $232.4 million and prepaid expenses and other current assets for $70.4 million as of September 30, 2022.

•

Derivative financial instruments (current) of $36.4 million, finance lease receivable (current) of $1.6 million and current tax assets of $0.4 million were reclassified to prepaid expenses and other current assets as of September 30, 2022.

•	Property, plant and equipment of $3,211.5 million was reclassified to property, equipment and satellites, net as of September 30, 2022.

•	Intangible assets of $2,785.5 million were reclassified to other acquired intangible assets, net for $1,917.1 million and goodwill for $868.4 million as of September 30, 2022.

•

Derivative financial instruments (non-current) of $47.6 million, investments of $26.8 million, finance lease receivable (non-current) of $0.5 million, other receivables of $4.5 million and deferred tax asset of $33.7 million were reclassified to other assets as of September 30, 2022.

•	Right of use assets (non-current) of $27.3 million were reclassified to operating lease right-of-use assets as of September 30, 2022.

•	Borrowings (current) of $17.5 million were reclassified to current portion of long-term debt as of September 30, 2022.

•	Trade and other payables (current) of $1,324.4 million were reclassified to accounts payable for $134.7 million and accrued and other liabilities for $1,189.7 million as of September 30, 2022.

•

Provisions (current) of $8.1 million, current tax liabilities of $131.2 million and lease obligations (current) of $9.0 million were reclassified to accrued and other liabilities as of September 30, 2022.

•	Borrowings (non-current) of $3,627.4 million were reclassified to senior notes for $2,065.2 million and other long-term debt of $1,562.2 million as of September 30, 2022.

•	Other payables (non-current) of $15.5 million, provisions of $4.4 million and deferred tax liabilities of $800.4 million were reclassified to other liabilities as of September 30, 2022.

•	Lease obligations (non-current) of $23.6 million were reclassified to non-current operating lease liabilities as of September 30, 2022.

•	Ordinary shares of $2,350.0 million were reclassified to common stock as of September 30, 2022.

•	Hedge and other reserves of $83.8 million were reclassified to accumulated other comprehensive income (loss) as of September 30, 2022.

•	Non-controlling interest of $6.3 million was reclassified to noncontrolling interest in subsidiary as of September 30, 2022.

Statement of Operations Reclassifications:

Under IFRS, Inmarsat Holdings has elected to present its consolidated income statement on the basis of the nature of the expenditure incurred, which is one of the two methods of presentation acceptable under IFRS. The other method of presentation is a functional presentation, which is the method of presentation used by Viasat under US GAAP. As a result, it is necessary to allocate the nature of items presented in Inmarsat Holdings’ consolidated income statement to the functional captions used by Viasat. The reclassifications made are described below:

•

Revenues of $730.4 million were reclassified to product revenues for $30.9 million and service revenues for $699.5 million for the six months ended September 30, 2022. Revenues of $1,352.4 million was reclassified to product revenues for $68.1 million and service revenues for $1,284.3 million for the year ended December 31, 2021.

•

Employee benefit costs of $148.8 million were reclassified to cost of service revenues for $93.0 million and selling, general and administrative expense for $55.8 million for the six months ended September 30, 2022. Employee benefit costs of $303.9 million were reclassified to cost of service revenues for $175.5 million and selling, general and administrative expense for $128.4 million for the year ended December 31, 2021, respectively.

•

Network and satellite operations costs of $86.2 million were reclassified to cost of service revenues for $59.1 million and selling, general and administrative expense for $27.1 million for the six months ended September 30, 2022. Network and satellite operations costs of $158.4 million were reclassified to cost of service revenues for $100.4 million and selling, general and administrative expense for $58.0 million for the year ended December 31, 2021.

•

Impairment of financial assets expenses of $1.9 million and $2.1 million were reclassified to cost of service revenues for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•

Other operating costs of $92.4 million were reclassified to cost of product revenues for $28.6 million, cost of service revenues for $10.4 million, selling, general and administrative expense for $46.2 million and $7.2 million for independent research and development for the six months ended September 30, 2022. Other operating costs of $179.8 million were reclassified to cost of product revenues for $66.4 million, cost of service revenues for $9.1 million, general and administrative expense for $85.7 million and independent research and development for $18.6 million for the year ended December 31, 2021.

•

Own work capitalized of $23.8 million and $30.7 million was reclassified to selling, general and administrative expense for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•

Depreciation and amortization expenses of $301.0 million were reclassified to cost of service revenues for $173.9 million, selling, general and administrative expense for $4.5 million, and amortization of acquired intangible assets for $122.6 million for the six months ended September 30, 2022. Depreciation and amortization expenses of $632.5 million were reclassified to cost of service revenues for $367.5 million, selling, general and administrative expense for $11.4 million and amortization of acquired intangibles for $253.6 million for the year ended December 31, 2021.

•

Loss on disposal of assets of $0.8 million and $7.6 million was reclassified to selling, general and administrative expense for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•	Impairment of assets of nil and $0.3 million was reclassified to selling, general and administrative expense for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•

Share of profit of associates of $4.6 million and $5.1 million was reclassified to equity in income (loss) of unconsolidated affiliate, net for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•	Financing income of $1.9 million and $2.8 million was reclassified to interest income for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•	Financing costs of $94.8 million and $194.9 million were reclassified to interest expense for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

•

Fair value changes in financial assets and liabilities of nil and $76.4 million were reclassified to other income, net for the six months ended September 30, 2022 and year ended December 31, 2021, respectively.

2. Link-16 TDL Sale Adjustments

Pro Forma Balance Sheet Transaction Accounting Adjustments:

(1a) Reflects the Link-16 TDL Sale as of September 30, 2022, including cash proceeds of approximately $1.9 billion, net of estimated transaction-related expenses of approximately $39.3 million (including the reclassification of approximately $5.0 million of transaction-related expenses from accrued and other liabilities as of September 30, 2022). These transaction-related costs will not recur in Viasat’s income statement beyond 12 months after the disposition date. The net cash proceeds ultimately recognized will change based on adjustments to transaction-related costs and post-closing purchase price adjustments under the Link-16 Purchase Agreement.

(1b) Reflects the derecognition of the Link-16 TDL current assets and current liabilities previously classified as held for sale and discontinued operations.

(1c) Reflects the reduction in net deferred tax assets due to the tax impact of the gain on the Link-16 TDL Sale net of estimated transaction-related expenses, as well as a reclassification from deferred tax assets to deferred tax liabilities for the remaining net deferred tax liabilities after the Link-16 TDL Sale, as the net deferred tax position after the sale will shift from a net asset position to a net liability position.

(1d) Represents the estimated accrual for current taxes payable due to the tax impact of the gain on the Link-16 TDL Sale net of estimated transaction-related expenses.

(1e) Not used.

(1f) Represents the reclassification of transaction-related expenses of approximately $5.0 million recorded in Viasat’s historical balance sheet as of September 30, 2022 from accrued and other liabilities to net-down the cash proceeds as noted in note (1a) above.

(1g) Represents the net effect of the pro forma adjustments described in notes (1a) through (1d) above, as of September 30, 2022. The amount of the actual gain, net of taxes, will be calculated as of the date of the closing of the Link-16 TDL Sale and therefore will differ from the current estimate.

Pro Forma Balance Sheet Use of Proceeds Adjustments:

(1h) Reflects the assumed voluntary repayment of all outstanding borrowings under the Company’s revolving credit facility using a portion of the net proceeds from the Link-16 TDL Sale.

Pro Forma Statements of Operations Discontinued Operations Adjustments:

(2a) Represents the estimated adjustment to eliminate the historical financial results directly attributable to the Link-16 TDL Business in accordance with ASC 205-20 due to the Link-16 TDL Sale as if it occurred on April 1, 2019.

Pro Forma Statements of Operations Use of Proceeds Adjustments:

(2b) Net reduction in interest expense related to the assumed voluntary repayment of all outstanding borrowings under the Company’s revolving credit facility using a portion of the net proceeds from the Link-16 TDL Sale.

(2c) To record the estimated tax effect of Use of Proceeds adjustments. A blended US federal and state statutory tax rate net of state valuation allowance of 23.5% has been used for all periods presented.

3. Consideration Transferred and Preliminary Estimated Purchase Price Allocation

For purposes of developing the unaudited pro forma condensed combined financial information as of September 30, 2022, acquired assets of Inmarsat Holdings, including identifiable intangible assets, and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill, of which it is estimated that approximately $120.6 million and $80.4 million of goodwill would be recorded to the satellite services segment and government systems segment, respectively. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information currently available. Detailed valuations and assessments, including valuations of intangible and tangible assets and liabilities assumed, as well as the estimate of the purchase price and assessment of the tax positions and rates of the combined business, are in process and will not be completed until after the closing of the Inmarsat Transaction through to the end of the purchase price allocation period (up to one year from the acquisition closing date). The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent Viasat’s current best estimate of fair value and are subject to revision, which may result in material adjustments at the closing date of the Inmarsat Transaction and thereafter during the purchase price allocation period. Furthermore, the fair values of the tangible and intangible assets acquired may be affected and materially changed by the results of operations of Inmarsat Holdings up to the closing date of the Inmarsat Transaction.

For purposes of the pro forma presentation, the fair value of the shares of Viasat common stock to be issued to the sellers in the Inmarsat Transaction assumed a transaction closing date of December 30, 2022. In accordance with ASC 805, the 46.36 million of newly issued shares were valued for purposes of the unaudited pro forma condensed combined financial information using the closing price per share of Viasat common stock on December 30, 2022. The actual fair value of the shares to be issued in the Inmarsat Transaction may change and will be based on the Viasat share price on the actual date of the closing of the Inmarsat Transaction. The value of the stock component of the purchase price will fluctuate with the market price of Viasat common stock. Given that the estimated value of the purchase price is variable depending upon the price of Viasat common stock as of the Inmarsat Transaction closing date, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility, +/– 25% and +/– 40% volatility in the price of Viasat common stock. An increase or decrease in the price of Viasat common stock by 10% would increase or decrease the purchase consideration and goodwill balance by approximately $146.7 million. An increase or decrease in the price of Viasat common stock by 25% would increase or decrease the purchase consideration and goodwill balance by approximately $366.9 million. An increase or decrease in the price of Viasat common stock by 40% would increase or decrease the purchase consideration and goodwill balance by approximately $587.0 million. The following is a preliminary estimate of the value of the consideration to be issued and paid to the sellers in the Inmarsat Transaction:

(In thousands, except share data)
Number of shares of Viasat common stock issuable to sellers	46,363,636
multiplied by the closing price per share of Viasat common stock on December 30, 2022	$31.65

Estimated fair value of the Viasat common stock issued (par value $5)	$1,467,409
Cash	550,702

Total estimated consideration transferred	$2,018,111

For purposes of this pro forma analysis, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed as if the Inmarsat Transaction had occurred on the pro-forma balance sheet date, reconciled to the estimate of consideration expected to be transferred:

(In thousands)
Current assets	$699,200
Property, equipment and satellites	4,141,500
Identifiable intangible assets	2,300,000
Other assets	140,400

Total assets acquired	$7,281,100
Current liabilities	(797,900)
Long-term debt	(3,245,950)
Deferred tax liability	(1,342,317)
Other long-term liabilities	(77,800)

Total liabilities assumed	$(5,463,967)

Goodwill	200,978
Total consideration transferred	$2,018,111

4. Adjustments to Inmarsat Holdings’ Historical Financial Statements to Conform to US GAAP

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of the financial information of Inmarsat Holdings to identify differences in accounting policies as compared to those of Viasat and differences in financial statement presentation as compared to the presentation of Viasat, including certain adjustments and reclassifications to conform the historical financial information of Inmarsat Holdings from IFRS to US GAAP.

Upon completion of the Inmarsat Transaction, Viasat will perform a detailed review of the accounting policies of Inmarsat Holdings. As a result of that review, Viasat may identify differences between the accounting policies of Viasat and Inmarsat Holdings that, when conformed, could have a material impact on the consolidated financial statements of the combined company. During the preparation of these unaudited pro forma condensed combined financial statements, Viasat identified certain differences between IFRS and US GAAP, as noted further below in the section entitled “IFRS to US GAAP Adjustments,” including with respect to accounting for lease agreements. Such differences, for certain items, were immaterial to the periods presented in the unaudited pro forma financial information contained herein. As of the date of this Current Report on Form 8-K, Viasat is not aware of any significant accounting policy differences in addition to items identified below for the periods presented, but there can be no assurance that other differences will not be identified in connection with or following the closing of the Inmarsat Transaction or that such differences will be immaterial in future periods.

The adjustments to conform the financial statements of Inmarsat Holdings to US GAAP are included within the IFRS to US GAAP adjustments column of the pro forma financial statements, and are described as follows:

Pro Forma Balance Sheet IFRS to US GAAP Adjustments:

(aa) Restructuring of debt investments: Under IFRS, Inmarsat Holdings recognized a gain on refinancing of the Inmarsat Group’s term loan in other income, net and the related amortization in interest expense. The refinancing of the term loan was not considered substantial and was not a troubled-debt restructuring, therefore under US GAAP, this refinancing is accounted for as a modification and no gain would be recognized. This adjustment removes the impact that the gain, net of amortization had on other long-term debt including the related estimated impact on deferred tax liabilities.

(bb) Uncertain tax position (UTP): Under IFRS, Inmarsat Holdings recorded the UTP and related accrued interest within short-term liabilities, however under US GAAP, UTPs are classified as long-term liabilities unless the amounts are expected to be paid in cash within the next 12 months. For a portion of the recorded UTPs there is no indication at this time that the payment will be made within the next 12 months and therefore under US GAAP this portion of the liability is recorded as long-term. This adjustment reclassifies the long-term portion of the UTP liability and related accrued interest associated with the UTP from accrued and other liabilities to other liabilities (long-term).

(cc) Lease accounting: Under IFRS, all lessee leases are classified as financing leases, whereas under US GAAP leases are classified as operating or financing. Based on Viasat’s preliminary assessment, Inmarsat Holdings’ leases are classified as operating leases under US GAAP. The historical financial statements of Inmarsat Holdings classified leases in separate balance sheet line items, therefore Viasat mapped Inmarsat Holdings’ lease balance sheet lines to Viasat’s lease balance sheet lines.

Pro Forma Statements of Operations IFRS to US GAAP Adjustments:

(dd) Lease accounting: Under IFRS, the interest associated with leases is classified as interest expense, whereas under US GAAP, operating leases are recorded as straight-line lease expense in selling, general and administrative expenses. This adjustment reclassifies the interest associated with leases incurred by Inmarsat Holdings from interest expense to selling, general and administrative expenses.

(ee) Uncertain tax position: Under IFRS, the interest related to the UTP recorded by Inmarsat Holdings was classified as interest expense, however in accordance with Viasat’s US GAAP policy election, the interest is classified as provision for income taxes. This adjustment reclassifies the interest expense to provision for income taxes.

(ff) Restructuring of debt investments: Under IFRS, Inmarsat Holdings recognized a gain of $76.4 million on refinancing of its term loan in other income, net during the three months ended March 31, 2021 and the related amortization in interest expense with a corresponding amount recorded as contra-other long-term debt. The refinancing of the term loan was not considered substantial and was not a troubled-debt restructuring, therefore under US GAAP, this refinancing would be accounted for as a modification and no gain would be recognized. This adjustment removes the amortization of the gain from interest expense.

(gg) To record the estimated tax effect of IFRS to US GAAP adjustments. A United Kingdom current statutory tax rate of 19% and deferred statutory tax rate of 25% have been used for all periods presented.

5. Inmarsat Transaction Accounting Adjustments

Pro Forma Balance Sheet Transaction Accounting Adjustments:

(a) Reflects the estimated consideration transferred to acquire Inmarsat Holdings as further described under Note 1 “Basis of Pro Forma Presentation” and Note 3 “Consideration Transferred and Preliminary Estimated Purchase Price Allocation” above.

(b) Reflects the acquisition method of accounting based on the estimated fair value of the assets (property, equipment and satellites and acquired intangible assets) and liabilities (deferred revenue and debt) of Inmarsat Holdings as described in Note 3 “Consideration Transferred and Preliminary Estimated Purchase Price Allocation” above, including the related estimated impact on deferred tax liabilities. Deferred taxes are determined using tax rates that have been enacted by the balance sheet date and are expected to apply when the related asset is realized or the deferred tax liability is settled. The United Kingdom enacted tax rate of 25%, which becomes effective April 2023, was used in establishing the deferred tax liability.

(c) To eliminate Inmarsat Holdings’ historical equity, inclusive of accumulated deficit and equity balance held by Inmarsat Holdings’ previous stockholders and accumulated other comprehensive income.

(d) Represents the accrual of additional estimated transaction-related transaction costs expected to be incurred by both Viasat and Inmarsat Holdings subsequent to their historical balance sheet dates. These costs will not recur in Viasat’s income statement beyond 12 months after the acquisition date.

(e) Not used.

Pro Forma Statements of Operations Transaction Accounting Adjustments:

(f) Reflects the estimated incremental depreciation expense related to the estimated fair value adjustment of property, equipment and satellites based on the estimated useful lives. The depreciation has been recorded as an element of cost of service revenues based on the nature of the underlying assets.

(g) Reflects estimated adjustment to amortization of acquired intangible assets related to the fair value adjustment based on estimated useful lives. Given the preliminary valuations of intangible assets, the sensitivity of the annual amortization expense was considered. A 20% change in the valuation of intangible assets would cause a corresponding increase or decrease in annual amortization expense of approximately $39.9 million.

The following table provides a breakdown of the preliminary estimated amounts assigned to identifiable intangible assets assumed, their estimated useful lives as of September 30, 2022 and the total estimated adjustment to amortization of acquired intangible assets:

(In thousands)	Preliminary fair value	Weighted average estimated useful life (In years)	Estimated amortization for six months ended Sep. 30, 2022	Estimated amortization for twelve months ended March 31, 2022
Customer relationships	$850,000	10	$42,500	$85,000
Orbital assets	1,000,000	20	25,000	50,000
Other	450,000	7	32,143	64,286

Estimated amortization			99,643	199,286
Less: Inmarsat Holdings historical amortization expense			(122,600)	(253,600)

Total estimated adjustment to amortization of acquired intangible assets			$(22,957)	$(54,314)

(h) Reflects the estimated adjustment to amortization related to the estimated fair value adjustment of debt assumed from Inmarsat Holdings based on the straight-line basis, given the results of the effective interest rate method is not materially different. See transaction accounting adjustment for the fair value adjustment recorded in the unaudited pro forma condensed combined balance sheet.

(i) Reflects the elimination of noncontrolling interest income (loss).

(j) Represents the accrual of additional estimated Inmarsat Transaction-related transaction costs anticipated to be incurred as a part of the Inmarsat Transaction by both Viasat and Inmarsat Holdings. Transaction costs of $13.2 million and $13.6 million (excluding $5.5 million of transaction costs incurred during the three months ended March 31, 2022) are included in the historical income statement of Inmarsat Holdings for the six months ended September 30, 2022 and the twelve months ended December 31, 2021, respectively. Transaction costs of $22.3 million and $26.3 million are included in the historical income statement of Viasat for the six months ended September 30, 2022 and fiscal year 2022, respectively. These costs will not recur in Viasat’s income statement beyond 12 months after the acquisition date. The accrual of additional estimated Inmarsat Transaction-related transaction costs anticipated to be incurred are forward-looking. While the costs represent Viasat’s and Inmarsat Holdings’ current estimate of total transaction costs associated with the Inmarsat Transaction that will be incurred, the actual amount and timing of recognition of these costs will be based on the final integration in connection with consummation of the Inmarsat Transaction. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the Inmarsat Transaction will impact future results. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. See “Cautionary Statement Regarding Forward-Looking Statements” in this Current Report on Form 8-K.

(k) To record the estimated tax effect of the taxable transaction accounting adjustments related to the Inmarsat Transaction. A blended US federal and state statutory tax rate net of state valuation allowance of 23.5%, the United Kingdom current statutory tax rate of 19%, and the United Kingdom deferred statutory tax rate of 25% have been used for all periods presented for the applicable jurisdictions.

(l) To adjust shares used in computing basic and diluted net income (loss) per share to reflect the issuance of approximately 46.36 million shares of Viasat common stock as part of the consideration for the Inmarsat Transaction, calculated as if the shares were outstanding from the beginning of the period presented.

6. Inmarsat Transaction Financing and Other Adjustments

Pro Forma Balance Sheet Financing and Other Adjustments:

(1) Reflects the increase in cash and cash equivalents as a result of the estimated net cash proceeds from the incurrence of $1.3 billion of indebtedness (net of debt issuance costs and original issue discount (OID)) and fees related to senior secured credit facility amendments to allow for the Inmarsat Transaction to occur.

The following table is a reconciliation of the financing and other adjustments impacting cash and cash equivalents:

(In thousands)
Net cash proceeds from the incurrence of $1.3 billion of indebtedness	$1,256,062
Payment of fees related to senior secured credit facility amendments	(5,768)

Increase in cash and cash equivalents	$1,250,294

(2) To record the issuance of $600.0 million of unsecured senior notes, net of debt issuance costs, and the incurrence of $700.0 million in term loan borrowings, net of estimated debt issuance costs and OID (see footnote 4 below).

(3) Not used.

Pro Forma Statements of Operations Financing and Other Adjustments:

(4) To record (1) estimated interest expense (on a straight-line basis, given the results of the effective interest rate method are not materially different) related to the incurrence of an additional $1.3 billion of indebtedness under the financing commitments obtained in connection with the Inmarsat Transaction, and (2) estimated interest expense related to the Inmarsat Transaction and financing events including amortization of debt issuance costs and discount. For purposes of this pro forma presentation only, Viasat has assumed that the additional $1.3 billion of indebtedness will comprise $700.0 million in additional term loan borrowings issued with an assumed OID of 2.50% and using an estimated interest rate of 9.09%, calculated based on the forward-looking SOFR term rate administered by CME for a three-month interest period, plus an applicable margin of 4.50%, and $600.0 million of additional unsecured senior notes using an estimated interest rate of 7.50%, in each case calculated based on the interest rate flex provisions in the bank fee letter with respect to such financing commitments, as well as payment of related fees and expenses, as set forth below.

			Pro forma interest expense
(In thousands)	Amount	Rate	For the six months ended Sep. 30, 2022	For the fiscal year ended March 31, 2022
Senior unsecured notes	$600,000	7.50%	$22,500	$45,000
Term loan borrowings	700,000	9.09%	31,806	63,612

Total at September 30, 2022	$1,300,000		54,306	108,612
Estimated interest expense related to the Inmarsat Transaction and financing events including amortization of debt issuance costs and discount			4,142	25,414

Total pro forma interest expense adjustment			$58,448	$134,026

The interest rates noted in the table above were used in calculating the pro forma interest expense related to the pro forma financing related to the funding of the Inmarsat Transaction and Viasat’s standalone growth expenditures. Given that the estimated interest expense is variable depending upon the final interest rates obtained for the pro forma additional financing, management performed a sensitivity analysis over the impact that a change in interest rate of +/– 0.125% would have on pro forma interest expense. An increase or decrease in interest rate of +/– 0.125% would increase or decrease interest expense for the six months ended September 30, 2022 and year ended March 31, 2022 by an insignificant amount and $1.6 million, respectively.

(5) To record the estimated tax effect of the financing and other adjustments. A blended US federal and state statutory tax rate net of state valuation allowance of 23.5% has been used for all periods presented.